FOR IMMEDIATE RELEASE

Spartan Chassis Issues Statement Regarding Former Independent
Contractor's Guilty Plea

CHARLOTTE, Michigan, January 25, 2008 - A former independent contractor for Spartan Chassis, Inc. pleaded guilty yesterday in U.S. District Court in South Carolina to Soliciting, Accepting or Attempting to Accept a Kickback. The individual began as an independent contractor for Spartan Chassis based on his background in the fire truck, ambulance and chassis business. Subsequently, and without Spartan Chassis's knowledge, the individual secured employment at Force Protection, Inc. When officials at Spartan Chassis learned of his employment at Force Protection, Spartan Chassis requested that he disclose to Force Protection his relationship with Spartan Chassis, which was followed by his resignation at Force Protection.

Spartan Chassis said it cooperated fully with the government's investigation and clarified it is not party to the information or plea.

Spartan Chassis continues to be a subcontractor in good standing with Force Protection.

About Spartan Chassis, Inc.:
Spartan Chassis, Inc., a subsidiary of Spartan Motors, Inc. (Nasdaq: SPAR), is a leading developer and manufacturer of custom chassis for recreational vehicles, fire trucks and specialty vehicles. Spartan Motors, which also manufactures emergency rescue vehicles under the brand names of Crimson Fire, Crimson Fire Aerials and Road Rescue, reported sales of $445 million in 2006 and is focused on becoming the premier manufacturer of specialty vehicles and chassis in North America.

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Contact:

Jeff Lambert
Lambert, Edwards & Associates
P: (616) 233-0500